UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2007

Collexis Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)
001-33495	20-0987069
(Commission File Number)	(IRS Employer Identification No.)

1201 Main Street, Suite 980, Columbia, SC	29201
(Address of principal executive offices)	(Zip Code)

(803) 727-1113
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On July 31, 2007, Collexis Holdings, Inc. (“Collexis”) closed the sale of 2,762,550 shares of common stock at $0.75 per share to qualified investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933. Collexis received gross proceeds from the offering of approximately $2,072,000. No placement fees were payable in connection with this offering. Collexis has used and intends to continue to use the proceeds from the offering for working capital. All of the purchasers were accredited investors, and there was no general solicitation. The share certificates evidencing the purchased shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

On September 18, 2007, Collexis closed the sale of 979,964 shares of common stock at $0.75 per share to qualified investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933. Collexis received gross proceeds from the offering of approximately $735,000. In connection with the second offering, Collexis paid a placement agent fee of approximately $59,000, or 8%, to Northeast Securities, Inc., reimbursed Northeast for $7,500 in expenses and also granted Northeast a five-year warrant to purchase 97,996 shares of common stock at $0.75 per share. Collexis has used and intends to continue to use the proceeds from the offering for working capital. All of the purchasers were accredited investors, and there was no general solicitation. The share certificates evidencing the purchased shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.

Dated: September 24, 2007	By:	/s/ William D. Kirkland
William D. Kirkland
Chief Executive Officer Chief Financial Officer